Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MARWYNN HOLDINGS, INC.

Pursuant to Sections 78.390, 78.385 and 78.403 of the Nevada Revised Statutes, MARWYNN HOLDINGS, INC., a Nevada corporation, hereby amends and restates its Articles of Incorporation as follows:

ARTICLE I

The name of this corporation is Marwynn Holdings, Inc. (the “Corporation”).

ARTICLE II

The name of the Corporation’s commercial registered agent is National Registered Agents, Inc.

ARTICLE III

The Corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Nevada unless dissolved according to law.

ARTICLE IV

The Corporation is organized for the purpose of transacting all lawful business for which a corporation may be incorporated pursuant to the Nevada Revised Statutes; and the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Nevada Revised Statutes.

ARTICLE V

5.1 Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is Five Hundred and Five Million (505,000,000). The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock,” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is Five Hundred Million (500,000,000), having a par value of $0.001 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is Five Million (5,000,000), having a par value of $0.001 per share.

5.2 Preferred Stock. The Board of Directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b) The number of shares to constitute the class or series and the designation thereof;

(c) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d) Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h) Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

5.3 Rights, Preferences, Privileges and Restrictions of Series A Super Voting Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Super Voting Preferred Stock are as set forth below in this Article V, Section 5.3 as follows:

(a) Designation and Number. Of such 5,000,000 shares of preferred stock, $0.001 par value per share, authorized, 135,000 shares are designated as “Series A Super Voting Preferred Stock” (the “Series A Super Voting Preferred Stock”).

(b) Dividends. The holders of the Series A Super Voting Preferred Stock shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

(c) Liquidation Preference. The holders of the Series A Super Voting Preferred Stock shall not be entitled to any liquidation preference.

(d) Voting. The holders of the Series A Super Voting Preferred Stock will have the shareholder voting rights as described in this Section 5.3(d) or as required by law. For so long as any shares of the Series A Super Voting Preferred Stock remain issued and outstanding, the holders thereof shall have the right to vote in an amount equal to 1,000 votes per share of Series A Super Voting Preferred Stock. Except as otherwise required by law or the Articles of Incorporation, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Series A Super Voting Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

(e) Conversion Rights. The holders of the shares of Series A Super Voting Preferred Stock shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other series or class of capital stock of the Corporation or of any other person.

(f) Redemption Rights. The holders of the shares of the Series A Super Voting Preferred Stock shall have the option to redeem, in whole or in part, the outstanding shares of Series A Super Voting Preferred Stock such holder then holds, at a redemption price of $0.001 per share.

(g) Notices. Any notice required hereby to be given to the holders of shares of the Series A Super Voting Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

ARTICLE VI

The Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any other corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, against any and all expenses (including reasonable and invoiced attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, that the foregoing shall not require the Corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such rights shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification.

ARTICLE VII

The personal liability of all of the directors and officers of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Nevada Revised Statutes as the same may be amended or otherwise supplemented.

ARTICLE VIII

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors, acting by majority vote, is expressly authorized to make, alter, or repel the bylaws of the Corporation.

ARTICLE IX

Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in these Articles of Incorporation, to elect additional directors under specified circumstances, the number of directors constituting the board of directors may be increased or decreased from time to time in the manner specified in the bylaws of the Corporation.

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